Exhibit (h)(6)

ADMINISTRATION AGREEMENT

BlackRock Allocation Target Shares

          , 202

BlackRock Advisors, LLC

100 Bellevue Parkway

Wilmington, Delaware 19809

Ladies and Gentlemen:

This Administration Agreement (the “Agreement”), dated as of      , 202 , between BlackRock Allocation Target Shares (the “Trust”) and BlackRock Advisors, LLC (“BlackRock”) confirms the agreement between the Trust on behalf of BATS: Series I Portfolio (the “Fund”), a series of the Trust, and BlackRock.

The parties agree as follows:

1.  Trust. The Trust is a registered open-end, management investment company. The Trust engages in the business of investing and reinvesting the assets of the Fund in the manner and in accordance with the applicable investment objective, policies and restrictions specified in the Trust’s currently effective prospectus and statement of additional information incorporated therein relating to the Fund and the Trust (such prospectus and such statement of additional information together, the “Prospectus”) included in the Registration Statement, as amended from time to time.

2.  Administrator. The Trust is engaging BlackRock to provide, or cause to be provided, the administrative services specified elsewhere in this Agreement, subject to the overall supervision of the Trust’s Board of Trustees.

3.  Administrative Services. BlackRock agrees, at its expense (a) to supervise the administrative operations and undertake to provide, or cause to be provided, the services described on Appendix A, as such Appendix may be amended from time to time by the mutual consent of the parties (the provision of, and liability for, certain of such services to be allocated on such Appendix) in connection with the operations of the Trust and the Fund; (b) to take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to other service providers, as such may be required by the Trust from time to time; and (c) to provide all other administrative services reasonably necessary for the operation of the Fund, other than those services that are to be provided by the Trust’s transfer and dividend disbursing agent and custodian.

4.  Expenses Borne by Administrator. Except as otherwise provided in this Agreement, BlackRock agrees to bear all costs of the operations of the Fund, including but not limited to governmental fees; interest charges; fees and expenses of its legal counsel (other than as set forth below) and its transfer agent and dividend disbursing agent; fees paid to shareholder servicing, shareholder servicing and processing, and other special purpose agents; expenses of preparing and printing any stock certificates, prospectuses, statements of additional information, shareholders’ reports, notices, and reports to regulatory agencies; office supplies; premiums for fidelity bonds and errors and omissions and/or officers and trustees liability insurance; trade association membership dues; pricing services, if any; fees and expenses of any custodian and fund accountant, including those for keeping books and accounts and calculating the net asset value per share in the Fund; expenses relating to the issuance, registration, qualification and redemption of shares of the Fund; and organizational expenses. Notwithstanding anything to the contrary in this Agreement (but subject to the proviso to the first sentence of paragraph 5 below), BlackRock shall not be required to bear (a) any portion of brokerage or other expenses connected with the execution of portfolio securities transactions for the Fund, (b) the Fund’s pro rata portion of the compensation of the Trustees who are not “affiliated persons” (as defined in the 1940 Act) of BlackRock, (c) travel expenses of the Trustees who are not “affiliated persons” (as defined in the 1940 Act) of BlackRock in connection with their attendance at Board and other meetings relating to the Trust, (d) fees and expenses of legal counsel for the Trustees who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Trust (“Independent Trustees”), (e) fees and expenses of the Fund’s independent auditors, (f) litigation expenses (including counsel fees and expenses in connection with litigation), (g) taxes (including income, excise, transfer and withholding taxes), or (h) any other cost or expense that a majority of the Independent Trustees deems to be an extraordinary expense.

5.  Administration Fees. In consideration of the administration services to be provided by BlackRock under this Agreement, the Trust shall pay BlackRock a monthly fee on behalf of the Fund on the first business day of each month at the annual rate of 0.05% of daily net assets, provided that the amount of the fee payable on behalf of the Fund shall be reduced by an amount equal to the amounts payable by the Fund for expenses described in paragraph 4(d), (e), (1) and (g) above. If the fees payable to BlackRock under this paragraph begin to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of the month to the termination date, respectively, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of the Fund’s net assets shall be computed in the manner specified in the Fund’s Prospectus, as supplemented from time to time, for the computation of the value of the Fund’s net assets in connection with the determination of the net asset value of the Fund’s shares. For purposes of this Agreement, a “business day” is any day the Fund is open for business.

6.  Standard of Care. BlackRock shall exercise reasonable care and shall give the Trust the benefit of its best judgment and efforts in rendering services under this Agreement. As an inducement to BlackRock’s undertaking to render services hereunder, the Trust agrees that BlackRock shall not be liable under this Agreement for any mistake in judgment or in any other event whatsoever, provided that nothing in this Agreement shall be deemed to protect or purport to protect BlackRock against any liability to the Trust or its shareholders to which BlackRock would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of BlackRock’s duties under this Agreement or by reason of reckless disregard of its obligations and duties hereunder.

7.  Term, etc. This Agreement shall become effective on its execution date and shall remain in full force and effect for a period of two years or until terminated pursuant to the provisions of this paragraph, and it may be reapproved at least annually thereafter by the Trust’s Board of Trustees, including a majority of the Independent Trustees who are not parties to this Agreement. This Agreement may be terminated at any time without payment of any penalty, upon 60 days’ written notice, by vote of the Board of Trustees of the Trust or by BlackRock. BlackRock will cooperate with and assist the Trust, its agents and any successor administrator or administrators in any substitution/conversion process. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

8.  Non-Exclusivity. Except to the extent necessary to perform BlackRock’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of BlackRock, or any affiliate or employee of BlackRock, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

9.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

10.  Delegation. The Trust hereby agrees and acknowledges that BlackRock may delegate responsibility for any or all of the services to be provided hereunder to (i) any co-administrator, sub-administrator or accounting services provider (each, a “Third Party Administrator”) or (ii) other service providers, provided that BlackRock agrees to remain fully liable to the Trust for the provision of any service that BlackRock delegates to a Third Party Administrator.

11.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterpart shall, together, constitute only one instrument.

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If the foregoing correctly sets forth the agreement between the Trust and BlackRock, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours, BLACKROCK ALLOCATION TARGET SHARES on behalf of its series BATS: Series I Portfolio

By:
Name:
Title:

ACCEPTED as of the date

set forth above:

BLACKROCK ADVISORS, LLC

By:
Name:
Title:

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Appendix A

Function	BlackRock Advisors, LLC
MANAGEMENT REPORTING & TREASURY ADMINISTRATION
Monitor portfolio compliance in accordance with the current Registration Statement.	Continuously monitor portfolio activity and Fund operations in conjunction with 1940 Act, Registration Statement and any other applicable laws and regulations. To the extent within the scope of services provided by a Third Party Administrator, monitor results of testing performed by such Third Party Administrator and approve resolution of compliance issues addressed by such Third Party Administrator. Note: All references to a Third Party Administrator relate to activities delegated to such Third Party Administrator.
Provide compliance summary package.	To the extent within the scope of services provided by a Third Party Administrator, review report prepared by such Third Party Administrator.
Perform asset diversification testing to establish qualification as a MC.	Continuously monitor portfolio activity in conjunction with IRS requirements. Review results of a Third Party Administrator’s testing and take any necessary action. Approve tax positions taken.
Perform qualifying income testing to establish qualification as a RIC.	Continuously monitor portfolio activity in conjunction with IRS requirements. Review results of a Third Party Administrator’s testing and take any necessary action. Approve tax positions taken.
Prepare the Fund’s annual expense budget. Establish daily accruals.	Provide asset level projections and vendor fee information. Approve expense budget prepared by a Third Party Administrator.
Monitor the Fund’s expense budget.	Provide asset level projections quarterly. Provide vendor information as necessary. Review expense analysis and approve budget revisions prepared by a Third Party Administrator.
Receive and coordinate payment of Fund expenses.	Approve invoices and allocations of payments. Send invoices to a Third Party Administrator in a timely manner.
Calculate periodic dividend rates to be declared in accordance with management guidelines.	Establish and maintain dividend and distribution policies. Approve distribution rates per share and aggregate amounts. Obtain Board approval when required.
Review the Fund’s multi-class dividend calculation procedures. Calculate periodic dividend rates to be declared in accordance with management guidelines.	Review and approve dividend calculation methodologies for each class. Approve distribution rates per share and aggregate amounts. Obtain Board approval when required.
Calculate total return information on the Fund as defined in the current Registration Statement.	Review total return information calculated by a Third Party Administrator.
Calculate gross returns (SEC returns grossed up for expenses)	Review gross return information calculated by a Third Party Administrator.
Prepare responses to major industry questionnaires.	Identify the services to which the Fund reports. Provide information as requested.
Prepare Independent Trustee Form 1099- Misc.	Summarize amounts paid to Independent Trustees during the calendar year. Prepare and mail Form 1099-Misc.
FINANCIAL REPORTING
Prepare financial information for presentation to Fund management and Board of Trustees.	Review financial information prepared by a Third Party Administrator.
Coordinate the annual audit and semi-annual preparation and printing of financial statements and notes with management, fund accounting and the Fund auditors.	Provide past financial statements and other information required to create templates to a Third Party Administrator, including report style and graphics. Approve format and text as standard. Approve production cycle and assist in managing to the cycle. Coordinate review and approval by portfolio managers of portfolio listings to be included in financial

A-1

Function	BlackRock Advisors, LLC
statements. Prepare appropriate management letter and coordinate production of Management Discussion and Analysis. Review and approve entire report. Make appropriate representations in conjunction with audit.
Prepare and file Form N-CEN, Form N-MFP and Form N-PORT, as applicable.	Provide appropriate responses. Review and authorize filing prepared by a Third Party Administrator.
LEGAL
Prepare agenda and Board materials for quarterly Board meetings.	Review and approve Board materials and Board and committee meeting minutes.
Prepare amendments to Registration Statement.	Prepare and review amendments to Registration Statement.
Prepare Registration Statement supplements.	Prepare and review Registration Statement supplements.
Preparation and filing of 24f-2 Notice.	Review and approve filing, including information prepared by a Third Party Administrator.
Proxy Material/Shareholder Meetings.	Review and approve proxy, including information prepared by a Third Party Administrator.
Updating of fidelity bond insurance coverage.	Obtain required fidelity bond insurance coverage. Monitor level of fidelity bond insurance maintained in accordance with required coverage.
Respond to regulatory audits.	Coordinate with regulatory authorities to provide requested documentation and resolutions to inquiries.
Maintain and preserve the “corporate” records of each Trust, including the Fund.	Delegated to a Third Party Administrator.
BLUE SKY
Maintain effective Blue Sky notification filings for states in which Fund management intends to solicit sales of Fund shares.	Identify states in which filings are to be made. Identify exempt transactions to transfer agent for appropriate exclusion from blue sky reporting.
File amendments to Registration Statement with the applicable state securities commissions in coordination with SEC filing, if required.	Inform a Third Party Administrator of filings prior to SEC filing.
TAX
Prepare income tax provisions.

Identify Passive Foreign Investment Companies (“PFICs”). Approve tax accounting positions to be taken. Approve provisions.

To the extent within the scope of services provided by a Third Party Administrator, provide transaction information as requested by such Third Party Administrator.

Calculate excise tax distributions.

Identify PFICs. Approve tax accounting positions to be taken. Review and approve all income and distribution calculations, including projected income and dividend shares. Approve distribution rates per share and aggregate amounts. Obtain Board approval when required.

To the extent within the scope of services provided by a Third Party Administrator, provide transaction information as requested by such Third Party Administrator.

Prepare tax returns.	To the extent within the scope of services provided by a Third Party Administrator, review and sign tax return prepared by such Third Party Administrator.
Prepare Form 1099.	To the extent within the scope of services provided by a Third Party Administrator, review and approve information provided for Form 1099 by such Third Party Administrator.

A-2

Function	BlackRock Advisors, LLC
Prepare other year-end tax-related disclosures.	To the extent within the scope of services provided by a Third Party Administrator, review and approve information provided by such Third Party Administrator.
ACTIVITIES IN CONNECTION WITH SHAREHOLDER SERVICING AND PROCESSING
Engage Agents.	Identifying, appointing, engaging, terminating and paying Agents.
Perform Servicing and Processing Functions.	Performing functions not assumed by Agents or delegated to a Third Party Administrator.
Supervise Agents	Review reports from Agents and any Third Party Administrators.

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